Exhibit 21.1

Outdoor Channel Holdings, Inc.

Listing of Subsidiaries

Details of the consolidated subsidiaries at December 31, 2012 are as follows:

Name	State of Incorporation/ Organization	Percent Held

43455 BPD, LLC	California	100%

OC Corporation	California	100%

Winnercomm, Inc.	Delaware	100%

The Outdoor Channel, Inc.	Nevada	100% (held by OC Corporation)

SkyCam, LLC	Delaware	100% (held by Winnercomm, Inc.)

CableCam, LLC	Delaware	100% (held by Winnercomm, Inc.)

Major League Fishing, LLC	Delaware	50% (held by The Outdoor Channel, Inc.)